Exhibit 5

July 26, 2018

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the Distribution Agency Agreement, dated July 26, 2018, among NEP and Barclays Capital Inc., Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agreement”), pursuant to which common units representing limited partner interests in NEP having an aggregate sales price of up to $150,000,000 (the “Common Units”) may be offered and sold from time to time pursuant to Registration Statement No. 333-226069 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.

Based upon the foregoing, we are of the opinion that the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of the Common Units (other than as provided in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)), when such Common Units shall have been issued and sold in compliance with NEP’s Second Amended and Restated Agreement of Limited Partnership, dated as of August 4, 2017 (“Partnership Agreement”), for the consideration contemplated by resolutions adopted by NEP’s Board of Directors on October 25, 2017 and the Pricing Committee of NEP’s Board of Directors on July 25, 2018 approving and authorizing the issuance and sale of such Common Units pursuant to the Partnership Agreement and the Agreement and otherwise as contemplated by the Registration Statement, the prospectus supplement, dated July 26, 2018, and accompanying prospectus, dated July 25, 2018, and the Agreement.

This opinion letter is limited to the DRULPA as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

NextEra Energy Partners, LP

July 26, 2018

We hereby consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Opinions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP